EXHIBIT 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Steve Weinberger, Justin Saunders or Tara Kreizenbeck as attorney-in-fact to execute and file on the undersigned’s behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Inventure Foods, Inc.  The authority of Steve Weinberger, Justin Saunders or Tara Kreizenbeck under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of Inventure Foods, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Steve Weinberger, Justin Saunders and Tara Kreizenbeck are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  September 21, 2012.

/s/ Mark S. Howells
Print Name:	Mark S. Howells